SECURITY AGREEMENT

          Security Agreement (the "Agreement") dated as of February 6, 1995 between Apple Computer, Inc., a corporation organized under the law of California (the "Counterparty"), and Goldman Sachs International, a company organized under the laws of England ("Goldman");

                                   WITNESSETH:

          WHEREAS, the Counterparty and Goldman have entered into an ISDA Master Agreement dated as of the date hereof, including the Schedules thereto (the "Swap Agreement"); and

          WHEREAS, in consideration of the agreements contained in the Swap Agreement and the Swap Transactions, each party hereto is willing to secure the performance of its obligations thereunder pursuant to the terms of this Agreement;

          NOW, THEREFORE, the Counterparty and Goldman hereby agree as follows:

          1.  Definitions.

          (a) Unless otherwise defined in this Agreement, capitalized terms used but not defined herein shall have the meanings specified in the Swap Agreement, the Confirmation confirming the relevant Swap Transaction, or the 1991 ISDA Definitions (the "Definitions"), as published by the International Swap Dealers Association, Inc., as the case may be.

          (b) The following terms have the meanings indicated when used herein or in a Confirmation relating to a Swap Transaction, unless defined otherwise in such Confirmation:

          "Aggregate Collateral Requirement" on any day means, with respect to the Pledgor, the Aggregate Market-Related Amount on such day;

          "Aggregate Market-Related Amount" on any day means, with respect to the Pledgor, the aggregate of the Market-Related Amounts applicable for all Swap Transactions on such day;

          "Business Day" means a day on which Goldman and commercial banks and foreign exchange markets are open for business London, England, and on which Counterparty and commercial banks and foreign exchange markets are open for business in the State of California;

          "Clearing Organization" means a Federal Reserve Bank or, if agreed to by the parties hereto, such other clearing agency at which the parties hereto or their respective agents maintain accounts;

          "Cash Collateral" means (i) the amount of cash if any Paid to the Secured Party pursuant to Sections 2(c), 3, or 8(b) of this Agreement, plus
(ii) the amount of any cash Proceeds of any Collateral;

          "Collateral" refers individually and collectively to all Cash Collateral and Non Cash Collateral together with all Proceeds of, substitutions for, and additions to, the foregoing. For purposes of this Agreement, the value of all Collateral shall be determined pursuant to the definition of "Value" herein;

          "Deliver," "Delivery," or "Delivered" to a person means delivery of Collateral to such person (the "Receiving Party"), (i) with respect to any Collateral the ownership of which is recorded in book-entry form by a Clearing Organization, by (A) delivery to the Receiving Party (or, if the Receiving Party is an agent for safekeeping designated by the Pledgor or the Secured Party, to the Pledgor or the Secured Party) of a listing of such Collateral by title (and, if applicable, series and pool number), original unpaid principal amount, and maturity date, (B) book-entry transfer of such Collateral to an account with a Clearing Organization in the name of a member bank designated by or on behalf of the Receiving Party or in the name of another financial institution designated by or on behalf of the Receiving Party that maintains an account with such Clearing Organization, and (C) delivery to the Receiving Party of a written notification from such member bank or other financial institution that it holds such Collateral for the account of the Receiving Party, or (ii) with respect to any other Collateral other than Cash Collateral and Letters of Credit, by (A) delivery to the Receiving Party of such Collateral in suitable form for delivery and transfer, accompanied by duly executed instruments of transfer or assignments in blank or other documentation as the Receiving Party (or, if the Receiving Party is an agent for safekeeping designated by the Pledgor or the Secured Party, as the Pledgor or the Secured Party) may reasonably request, or (B) delivery through another clearing mechanism mutually acceptable to the Pledgor and the Secured Party, in each case free and clear of all liens, mortgages, pledges, charges, security interests, or other encumbrances, except the Security Interest; any Delivery required to be made on a day on which the Federal Reserve Bank, member bank, or other financial institution or clearing mechanism through which such Delivery is to be effected is not open for business shall instead be required to be made on the first following day that such institution or mechanism is open for business; and any Delivery required to be made to the Pledgor or the Secured Party shall, if the Pledgor or the Secured Party so designates, be made instead to the agent for safekeeping designated by the Pledgor or the Secured Party;

          "Excess Collateral" has the meaning specified in Section 5 of this Agreement;

          "Government Obligations" means securities of a type mutually satisfactory to the Secured Party and the Pledgor which are (i) direct obligations of the United States of America, (ii) notes which are issued and guaranteed by the Federal Home Loan Mortgage Corporation ("FHLMC"), the Federal National Mortgage Association ("FNMA"), or the Government National Mortgage Association ("GNMA"), and (iii) FHLMC, FNMA, or GNMA mortgage-backed securities and REMICs, excluding Ios, Pos, and residual interests. All Government Obligations are or shall be Collateral of a type customarily sold on a recognized market within the meaning of UCC Section 9-504(3), and an over-the-counter market shall constitute such a recognized market;

          "Letter of Credit" means an irrevocable direct letter of credit, in a form and on terms mutually acceptable to the Secured Party and the Pledgor, issued in favor of the Secured Party pursuant to Sections 2(c), 3, or 8(b) by a bank mutually acceptable to the Secured Party and the Pledgor;

          "Market-Related Amount" on any day means, with respect to the Pledgor and any Swap Transaction (including any Put and Call Option Transaction pursuant to Schedule 2 of the Master Agreement) in respect of which a Security Event has occurred, the Market Quotation (as defined in the Swap Agreement) obtained by the Calculation Agent with respect to such Swap Transaction on such date determined as though (i) a Termination Event had occurred, (ii) the Swap Transaction was an Affected Transaction and a Termination Transaction, (iii) the Counterparty was an Affected Party, (iv) such day was an Early Termination Day and (v) the requirement for four Reference Market-makers was met by having the Calculation Agent make a quotation as if the Calculation Agent were the sole Reference Market-maker with respect thereto, provided, however, that (X) if at any time while Options are outstanding a Pledgor (or The Goldman Sachs Group, L.P. with respect to GSI as Pledgor) has outstanding long-term, unsecured, unsubordinated debt securities which are rated below Baa3 or BBB- by either Moody's or S&P, respectively, the Market-related Amount with respect to a Pledgor's short Option(s) will be the Option Margin Requirement, or (Y) while Goldman is a Holder of Short Call Options under Schedule 2 to the Swap Agreement, if Counterparty does not own the Warrant or if, having exercised the Warrant, Counterparty does not Deliver the shares of AMER, in an amount equal to the number of shares underlying the Short Call Options, to the Calculation Agent (on behalf of Goldman) as Collateral to secure performance of the Short Call Options, the Counterparty's Market-Related Amount with respect to outstanding Short Call Options will be the Counterparty's Option Margin Requirement, but if, as and when Counterparty Delivers shares of AMER as Collateral, the Calculation Agent shall disregard the Short Calls to the extent covered by such shares in calculating the Market-Related Amounts of both parties.

[INFORMATION OMITTED  -- CONFIDENTIAL TREATMENT REQUESTED]

          "Non-Cash Collateral" means Government Obligations, Letters of Credit, U.S. commercial paper rated at least A1 by Standard and Poor's Corporation ("S&P") and P1 by Moody's Investors Service, Inc. ("Moody's"), U.S. corporate and foreign sovereign debt rated at least A- (S&P) and A3 (Moody's), the Option Securities so long as Goldman is the Holder of a Short Call Option under Schedule 2 of the Master Agreement and other non-cash collateral mutually acceptable to the Secured Party and the Pledgor. In lieu of returning to the Pledgor pursuant hereto particular "securities" (as defined in the UCC) constituting Collateral, the Secured Party may return "securities" that are "fungible" (as defined in the UCC) therewith;

          "Option Margin Requirement" means with respect to a Party's short Options outstanding at any time the greater of (X) the amount determined using the Market Quotation method for determining a Party's Market-Related Amount or (Y) an amount equal to 30% of the aggregate Market Price of the Option Securities covering all such Party's outstanding short Options plus the aggregate in-the-money amount of such short Options, less the aggregate

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

out of-the-money amount of such short Options but in no case shall the Option Margin Requirement be less than 10% of the aggregate Market Price of the Option Securities covered by such Party's outstanding short Options.

          "Pay," "Payment," or "Paid" to the Pledgor or the Secured Party means payment in same day funds in the same manner provided for payments to be made to it under the Swap Agreement;

          "Pledgor" means the Counterparty or Goldman as the case may be, it being expressly understood that each of the Counterparty and Goldman may be a Pledgor hereunder;

[INFORMATION OMITTED  -- CONFIDENTIAL TREATMENT REQUESTED]

          "Potential Event of Default" means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default;

          "Principal Market Maker" means a dealer in Government Obligations or other securities Collateral of recognized national standing;

          "Proceeds" has the meaning specified in Section 8(c) of this Agreement;

          "Repayment Amount" has the meaning specified in Section 5(b) of this Agreement;

          "Secured Party" means the Counterparty or Goldman as the case may be, it being expressly understood that each of the Counterparty and Goldman may be a Secured Party hereunder;

          "Security Event" means that, with respect to a Swap Transaction, the date of the Transaction specified in the Confirmation.

          "Security Interest" has the meaning specified in Section 4 of this Agreement;

          "UCC" means the Uniform Commercial Code in force in the State of New York; and

          "Value" on any date means:

               (i) with respect to any Government Obligations, the sum of
(A) (1) the last sale price on such date of such Government Obligations on the principal national securities exchange on which such Government Obligations are listed, or (2) where any Government Obligations are not listed on a national securities exchange, the mean of the high bid and low asked prices quoted on such date by any Principal Market Maker for such Government Obligations selected by Goldman, or (3) if there is no sale or if no quotations are available from a Principal Market Maker (in the case of unlisted Government Obligations) for such date, the last such sale price or the mean of such high bid and low asked prices, as the case may be, as of the day immediately preceding such date on which such a sale took place or such quotations were available, plus (B) the accrued interest on such Government Obligations (except to the extent Paid to the Pledgor pursuant to Section

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

8(c) or included in the applicable price referred to in clause (A) above) as of such date. The term "Value" as used herein refers to the Value of individual Government Obligations or the aggregate Value of Government Obligations, as the case may be, in the context in which such term is used;

               (ii) with respect to any Cash Collateral, the amount of such cash;

               (iii) with respect to any Letter of Credit, the maximum stated amount remaining available for payment to the beneficiary thereunder on such date; and

               (iv) with respect to all Non-Cash Collateral, other than Government Obligations and Letters of Credit, the amount determined by Goldman in a manner substantially similar to the determination of "Value" in this Agreement; provided that each of (i) U.S. commercial paper and (ii) U.S. corporate and foreign sovereign debt shall be valued at 98% and 90%, respectively, of its "Value" as determined above; and

               (v) with respect to Non-Cash Collateral consisting of securities traded on an organized exchange or securities market, the Market Price thereof, as such term is defined in Schedule 2 to the Swap Agreement and as though such security were the Option Security.

          2.   Demand for Collateral.

          (a) Notwithstanding anything herein to the contrary, the Pledgor may only Pay or Deliver Collateral to the Secured Party or cause the issuance of Letters of Credit in favor of the Secured Party with respect to a Swap Transaction to the extent so provided herein or in the related Confirmation. On any Business Day, the Calculation Agent shall, upon written request from Counterparty, provide Counterparty with its calculation of the Aggregate Collateral Requirement and the aggregate Value of Collateral.

          (b) Unless provided otherwise in the Confirmation confirming a Swap Transaction, by written notice to the Pledgor, the Secured Party may as of the first Business Day of each calendar week after a Security Event has occurred with respect to a Swap Transaction when the Aggregate Collateral Requirement exceeds an amount equal to or greater than the Pledgor Threshold Amount, require the Pledgor to comply with the provisions of Section 2(c) of this Agreement; provided, however, that if at any time
(X) a Pledgor (or The Goldman Sachs Group, L.P. with respect to Goldman as Pledgor) has outstanding long-term, unsecured, unsubordinated debt securities which are rated below Baa3 or BBB- by either Moody's or S&P, respectively, or (b) after a Pledger has Delivered or Paid Collateral pursuant to Section 2(c), the Aggregate Collateral Requirement exceeds by US $1,000,000 or more the Value of Collateral held by the Secured Party (a Subsequent Threshold Event") then the Secured Party can require the Pledgor to comply with Section 2(c) on any Business Day after a Security Event has occurred or of any Subsequent Threshold Event, as the case may be. Such notice shall specify the Aggregate Collateral Requirement, shall provide details of the manner in which the Aggregate Collateral Requirement was determined, and shall (unless previously notified to the Pledgor) specify any account or other information necessary for the issuance of, Delivery, or Payment of Collateral.


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

          (c) Unless provided otherwise in the Confirmation confirming a Swap Transaction, the Pledgor shall, within two Business Days of receipt of such notice (if received by 11:00 a.m. New York time on a Business Day), cause one or more Letters of Credit to be issued in favor of the Secured Party or Pay or Deliver other Collateral to the Secured Party having an aggregate Value of not less than an amount equal to (i) the Aggregate Collateral Requirement on the date of and as specified in such notice, minus (ii) the Pledgor Threshold Amount plus the aggregate Value of Collateral, if any, then issued in favor of and/or held by or for the Secured Party or any agent for safekeeping designated by the Secured Party; provided, however, that the Pledgor shall not be required to cause one or more Letters of Credit to be issued in favor of the Secured Party or Pay or Deliver other Collateral to the Secured Party if (i) such amount to be issued, Paid or Delivered is less than the Minimum Amount or (ii) an Event of Default, Potential Event of Default, or Credit Event Upon Merger in respect of the Secured Party has occurred and is continuing. The Secured Party shall deliver a written acknowledgment of receipt showing the Letter(s) of Credit issued to it or the other Collateral Paid or Delivered to it.

          (d) For purposes of Section 2(c), the Value of any Letter of Credit or other Collateral shall be determined as of the Business Day immediately preceding the relevant date for issuance or Payment and/or Delivery.

          (e) If Goldman is the Secured Party and holds Cash Collateral for 360 consecutive calendar days, Counterparty shall, prior to the close of business on the 365th consecutive calendar day, Deliver to Goldman Non-Cash Collateral in substitution for all Cash Collateral and Goldman will return all Cash Collateral to Counterparty. The Value of Non-Cash Collateral will be at least equal to the amount of Cash Collateral being returned to Counterparty.
          3.   [Intentionally Omitted].

          4.   Grant of Security Interest.

          The Pledgor hereby grants to the Secured Party a security interest (the "Security Interest") in all Collateral Paid or Delivered to the Secured Party and/or to any agent for safekeeping of the Secured Party to secure all obligations of the Pledgor to the Secured Party under the Swap Agreement and each Swap Transaction, including without limitation the obligations of the Pledgor with respect to each Swap Transaction under Sections 2 and 6 of the Swap Agreement and under this Agreement, including without limitation the obligations of the Pledgor under Sections 12 and 13 hereof. Unless provided otherwise in the Confirmation confirming a Swap Transaction and unless an Event of Default, Potential Event of Default or a Credit Event Upon Merger, in each case, with respect to the Secured Party has occurred and is continuing, the rights of the Secured Party with respect to any Collateral so Paid or Delivered shall include, without limitation to any other rights provided for in this Agreement, the right on any terms to sell pursuant to a repurchase transaction, pledge, repledge, hypothecate, or further assign such Collateral; provided, however, that no such transaction shall relieve the Secured Party of its obligations to return such Collateral or Proceeds therefrom pursuant to Sections 5, 8(c), and 9 of this Agreement. Except when a Potential Event of Default or an Event of Default with respect to the

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

Pledgor shall have occurred and be continuing, the Secured Party shall not cause any Government Obligations constituting Collateral to be registered in the name of the Secured Party or any other person except with respect to such securities maintained in book-entry form the pledge of which require such registration.

          5.   Return of Excess Collateral.

          (a) If on any date the aggregate Value of the Collateral then issued in favor of and/or held by or for the Secured Party and any agent for safekeeping of the Secured Party exceeds the Aggregate Collateral Requirement less the Pledgor Threshold Amount on such date (such excess Value being hereinafter referred to as the "Excess Collateral"), the Pledgor may give written notice thereof to the Secured Party. Such notice shall certify the Value of the Excess Collateral, all determined as of the Business Day immediately preceding the date of such notice and shall provide details of the manner in which the Excess Collateral was determined.

          (b) If any Excess Collateral exists, the Secured Party shall, within two Business Days of receipt of such notice, as directed by the Pledgor (i) to the extent it has been furnished with the necessary documents and instructions, cooperate fully with the Pledgor in causing the Value of one or more Letters of Credit issued in favor of the Secured Party to be reduced, (ii) Pay or procure the Payment to the Pledgor of Cash Collateral, and/or (iii) Deliver or procure the Delivery to the Pledgor of Non-Cash Collateral, in any and all such cases only to the extent that the sum of such reduction, Payment, and/or Delivery does not exceed the amount of Excess Collateral (the "Repayment Amount"); provided, however, that, notwithstanding the foregoing, the Secured Party shall not be required to cooperate in reducing the Value of Letters of Credit or to Pay or Deliver or procure the Payment or Delivery of any other Collateral to the Pledgor pursuant to this Section 5 if (i) the amount to be returned is less than the Minimum Amount or (ii) a Potential Event of Default or an Event of Default with respect to the Pledgor shall have occurred and be continuing. For purposes of this Section 5(b), the Value of any Collateral and the Aggregate Collateral Requirement shall be determined as of the relevant date of reduction, Payment, and/or Delivery.

          (c) Payment or Delivery by or on behalf of the Secured Party to the Pledgor of any Collateral in accordance with this Section 5 shall be deemed a release by the Secured Party of its Security Interest in such Collateral granted pursuant to this Agreement.

          6.   Representations and Warranties.

          The Pledgor represents and warrants to the Secured Party that on each occasion that the Pledgor Pays or Delivers Collateral to the Secured Party or to any agent for safekeeping of the Secured Party that: (a) the Secured Party either will be deemed to own or will have a valid, perfected and enforceable security interest in, and lien on, any Collateral Paid or Delivered to the Secured Party or to any agent for safekeeping of the Secured Party; (b) the Pledgor is the sole owner of the Collateral (or, in the case of after acquired Collateral, at the time the Pledgor acquires rights in the Collateral, will be the sole owner thereof); and (c) except for interests in favor of the Secured Party created hereunder, no person has (or, in the case of after-acquired Collateral, at the time the Pledgor acquires rights therein, will have) any right, title, claim or interest (by way of lien, mortgage, pledge, charge, security interest or other encumbrance, or otherwise) in, against, or to the Collateral. The Pledgor further represents and warrants to the Secured Party that: (a) on each occasion that the Pledgor causes the issuance of a Letter or Letters of Credit to the Secured Party, such Letter or Letters of Credit will be the valid and legally binding obligation of the issuer thereof, enforceable in accordance with its terms; and (b) the representations set forth in Section 3 of the Swap Agreement are accurate and complete as of the date hereof and shall continue to be accurate and complete during the term of this Agreement.

          7.   Covenants of the Pledgor.

          So long as this Agreement is in effect, the Pledgor covenants that it: (a) shall defend the Collateral against the claims and demands of all other parties except the interests of the Secured Party created hereunder, shall not create any security interests or other encumbrances in such Collateral except the interests in favor of the Secured Party created hereunder, and shall not sell, transfer, assign, deliver, or otherwise dispose of any such Collateral or any interest therein without the prior written consent of the Secured Party; (b) shall notify the Secured Party promptly in writing of any change in the Pledgor's address specified in the Schedule to the Swap Agreement; (c) shall execute and deliver to the Secured Party such financing statements, assignments, and other documents and do such other things relating to the Collateral and the Security Interest as the Secured Party may reasonably request, and pay all reasonable costs of title searches and filing financing statements, assignments, and other documents in all public offices reasonably requested by the Secured Party; and (d) shall pay all taxes, assessments, and other charges of every nature which may be imposed, levied, or assessed against or with respect to the Collateral (other than taxes imposed on the net income of the Secured Party).

          8.   Administration of Collateral.

          The Collateral shall be administered in accordance with the following provisions:

          (a) Investment of Cash Collateral. The Secured Party shall invest and reinvest or procure the investment and reinvestment of any Cash Collateral as mutually agreed upon by the Secured Party and the Pledgor.

          (b) Substitution of Collateral. Except when a Potential Event of Default or an Event of Default with respect to the Pledgor shall have occurred and be continuing, the Pledgor may substitute for any Collateral, Cash Collateral or Non-Cash Collateral of equal or greater Value (as mutually agreed upon by the Pledgor and the Secured Party) upon one Business Days' notice to the Secured Party.

          In connection with each substitution of Collateral hereunder, the Pledgor shall, upon request of the Secured Party, execute a receipt showing the Collateral surrendered, Paid, or Delivered to it.

          Each substitution of Collateral shall constitute a reaffirmation by the Pledgor that the substituted Collateral shall be subject to, and governed by, the terms of this Agreement.

          (c) Proceeds of Collateral. All Collateral and all principal, interest, and other payments and distributions of cash or other property with respect thereto, and all rights, privileges and other securities of every kind distributed with respect thereto or in exchange therefor ("Proceeds") shall be and remain the property of the Pledgor. The Secured Party shall Pay to the Pledgor on the date payable to the Secured Party (or shall procure the Payment of) any cash Proceeds attributable to payments of principal or interest on Collateral consisting of Cash or Government Obligations to the extent the aggregate Value of Collateral then issued in favor of and/or held by or for the Secured Party or any agent for safekeeping designated by the Secured Party (including such cash Proceeds) exceeds the Aggregate Collateral Requirement less the Pledgor Threshold Amount on the Business Day immediately preceding the date of such Payment; provided, however, that the Secured Party shall not be required to Pay or procure the Payment of any such cash Proceeds to the Pledgor if a Potential Event of Default or an Event of Default with respect to the Pledgor shall have occurred and be continuing. With respect to Collateral consisting of Government Obligations the ownership of which is registered to the Pledgor or any person designated by or on behalf of the Pledgor, the Secured Party shall be deemed to have caused the Payment to the Pledgor of all cash Proceeds from such Collateral not retained by or on account of the Secured Party. All cash Proceeds not so Paid and all other Proceeds shall become additional Collateral subject to the Security Interest and lien created by this Agreement in favor of the Secured Party. Upon request of the Pledgor, the Secured Party shall advise the Pledgor of the Value of any Proceeds then held by the Secured Party.

          (d)  Segregated Accounts.     The Secured Party shall, and shall
cause any agent for safekeeping designated by the Secured Party to, open and/or maintain one or more safekeeping or segregated accounts (the "Segregated Accounts"). The Secured Party and any such agent shall hold, record, and/or identify in the Segregated Accounts all Collateral (other than Letters of Credit) provided by the Pledgor, and, except as provided otherwise herein, such Collateral shall at all times be and remain the property of the Pledgor and segregated from the property of the Secured Party and any such agent and shall at no time constitute the property of, or be commingled with the property of, the Secured Party or any such agent.

          9.   Return of Collateral Following Early Termination.

          Promptly following the later of (a) the earlier of the last Termination Date of all Swap Transactions and the Early Termination Date if any in respect of all Swap Transactions and the Swap Agreement and (b) the date upon which the Pledgor has paid all amounts if any due from it under the Swap Agreement and all Swap Transactions, the Secured Party (i) shall surrender to the Pledgor each Letter of Credit issued in its favor and then in effect together with any documents furnished to it as may be necessary to extinguish its rights thereunder, unless the Secured Party has the right to draw under such Letter of Credit pursuant to Section 10 of this Agreement, (ii) shall Pay or Deliver or procure the Payment or Delivery to the Pledgor of all the other Collateral then held by or for the Secured Party and any agent for safekeeping of the Secured Party (except for such of the Collateral as may be required to satisfy the rights of the Secured Party against such

Collateral arising pursuant to Section 10 of this Agreement)and (iii) shall execute such documents and take such actions as Pledgor may reasonable request to effect the transfer of Collateral and release of the Security Interest therein. In connection with each such surrender, Payment, or Delivery, the Pledgor, upon request of the Secured Party, shall execute a receipt showing the Collateral surrendered, Paid, or Delivered to it.

          10.  Exercise of Rights Against Collateral.

          On or after an Early Termination Date resulting from an Event of Default or a Credit Event upon Merger with respect to Pledgor, the Secured
Party: (i) may exercise, (A) as to any Letter of Credit, the right to draw an amount under such Letter of Credit up to the sum of such unpaid amounts and to apply the amount so drawn to the payment of such unpaid amounts, and
(B) as to all other Collateral then held by or for the Secured Party and any agent for safekeeping of the Secured Party and as to all other obligations of the Pledgor to the Secured Party under the Swap Agreement and all Swap Transactions, the rights and remedies of a secured party under the UCC and as otherwise provided by law; and (ii) to the extent permitted by applicable law, may at its sole option with prior written notice to or demand upon the Pledgor exercise either or both of the following remedies

          (i) liquidate all or any part of the Collateral in a commercially reasonable manner with the proceeds of such liquidation constituting additional Collateral hereunder, or

          (ii) set-off the Value of such Collateral against amounts due to the Secured Party and not yet paid under the Swap Agreement and any Swap Transaction and against amounts paid thereunder but recovered by or on behalf of the Pledgor.

          11.  No Counterclaim.

          The Secured Party's rights against the Collateral as provided hereunder shall be absolute and subject to no counterclaim, set-off, deduction, or defense in favor of the Pledgor except as contemplated in Sections 2 and 6 of the Swap Agreement.

          12.  Costs of Transfer.

          The Pledgor shall be responsible for all costs involved in obtaining and maintaining in effect any Letter of Credit. The Pledgor shall be responsible for, and shall reimburse the Secured Party for, all transfer taxes and other costs involved in the transfer of other Collateral from the Pledgor to the Secured Party or any agent for safekeeping of the Secured Party. If the Secured Party shall incur any loss by reason of the Pledgor's failure to pay all such taxes and costs, the Secured Party shall have the right to apply and liquidate Collateral having a Value sufficient to satisfy its claim against the Pledgor for such taxes and costs. Each party shall be responsible for all costs of an agent for safekeeping designated by it.

          13.  Expenses.

          The Pledgor agrees to pay the Secured Party, and agrees that the Secured Party may apply the proceeds of any drawing under any Letter of

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Credit, the proceeds of any liquidation of any Collateral, and/or set-off the Value of any Collateral against, the reasonable costs and expenses (including without limitation attorneys' fees and disbursements) incurred by the Secured Party in making any drawing under any Letter of Credit, in collecting or liquidating any other Collateral, or in otherwise enforcing any of the Secured Party's rights hereunder; provided, however, that the Pledgor's obligations under this Section 13 shall not extend to the costs and expenses of the Secured Party incurred in the ordinary administration of the provisions of this Agreement.

          14.  Cumulative Rights.

          The rights, powers, and remedies of the Secured Party under this Agreement shall be in addition to all rights, powers, and remedies given to the Secured Party under the Swap Agreement or by virtue of any statute or rule of law, all of which rights, powers, and remedies shall be cumulative and may be exercised successively or concurrently without impairing the Secured Party's rights under any Letter of Credit or the Security Interest of the Secured Party in the other Collateral.

          15.  Credit Support Default under Swap Agreement.

          With respect to an Event of Default described under Section 5(a)(iii) of the Swap Agreement and a failure by the Pledgor to provide Collateral to the Secured Party or a failure by the Secured Party to return Collateral to the Pledger in accordance with this Agreement, the grace period relating to such failure shall be five Business Days after receipt by the Pledgor of written notice from the Secured Party of such failure.

          16.  Miscellaneous.

          (a) Amendments, Etc. Any amendment, modification, or waiver of any provision of this Agreement shall be in writing and signed by both parties hereto, and any such waiver shall be effective only for the specific purpose for which given and for the specific time period if any contemplated therein.

          (b) Notices. All notices and other communications required or permitted under this Agreement shall be delivered in the manner and shall become effective at the times set forth in the Swap Agreement.

          (c) Waivers. No failure or delay by either party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

          (d) Transfer. Any transfer or delegation by either party to this Agreement of its rights, obligations, or interests hereunder shall be effected, if at all, to the extent permitted, and in accordance with the procedures specified in, the transfer provisions of the Swap Agreement.

          (e) Jurisdiction. With respect to any suit, action, claim, or proceedings relating to this Agreement ("Proceedings"), each party irrevocably:

(i) submits to the non-exclusive jurisdiction of the courts of the State of

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

New York and the United States District Court located in the Borough of Manhattan in New York City; and

(ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum, and further waives the right to object, with respect to such Proceedings, that such court does not have jurisdiction over such party.

          (f) Governing Law. This Agreement shall be governed by, construed and enforced in accordance with, the law of the State of New York, without reference to choice of law doctrine.

          (g) Headings. The headings of this Agreement are for convenience of reference only and shall not affect the meaning or construction of any provision hereof.

          (h) Entire Agreement. This Agreement together with the Swap Agreement contain the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all oral statements and prior writings with respect thereto; provided, however, that each Confirmation confirming a Swap Transaction shall survive and be deemed a part hereof as if set forth herein; and provided, further, that in the case of any conflict between the provisions of this Agreement, the Definitions, and/or any Confirmation confirming a Swap Transaction, the provisions of such Confirmation shall control.

          (i) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

          (j) Partial Invalidity. In the event that any provision of this Agreement is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction or regulatory authority, the remainder of this Agreement shall not be affected except to the extent necessary to delete such illegal, invalid or unenforceable provision unless the deletion of such provision would substantially impair the respective benefits of the remaining portions of this Agreement.

          (k) Client Money Regulations. For the avoidance of doubt, Counterparty is advised that any Collateral Paid or Delivered to the Secured Party or to any agent for the safekeeping of the Secured Party will not be treated as a safe custody investment nor as client money within the terms of the Client Money and Other Asset Rules of SFA or The Financial Services (Client Money) Regulations 1991 and the Financial Services (Client Money) (Supplementary) Regulations 1991. It is understood and agreed that Cash, any instruments in which such Cash may be invested pursuant to
Section 8(a) hereof and any Non-Cash Collateral Delivered or Paid by Counterparty as Pledger to Goldman as Secured Party shall be held in Counterparty's account No. 950-021261 at Goldman.

          (l)  Arbitration.

          (i) Arbitration is final and binding on Counterparty and Goldman.

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


          (ii) Counterparty and Goldman are waiving their right to seek remedies in court, including the right to a jury trial.

          (iii) Pre-arbitration discovery is generally more limited than and different from court proceedings.

          (iv) The arbitrator's aware is not required to include factual findings or legal reasoning and any party's right to appear or to seek modification of rulings by the arbitrators is strictly limited.


          (v) The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

          Any controversy between or among Goldman or any of its partners or employees, on the one hand, and Counterparty, on the other hand, arising out of or relating to this Agreement or any Option entered into hereunder, shall be settled by arbitration, in accordance with the ten current rules of, at Counterparty's election, the Securities Arbitration Rules of the American Arbitration Association or the Board of Arbitration of the National Association of Securities Dealers, Inc., New York Stock Exchange. If Counterparty does not make such election by registered mail addressed to Goldman within ten (10) Business Days after receipt of notification from Goldman requesting such election, then Counterparty irrevocably authorizes Goldman to make such election on behalf of Counterparty. Notwithstanding the foregoing, any arbitration hereunder shall be before at least three arbitrators and the aware of the arbitrators, or a majority of them shall be final, and judgment upon the aware rendered may be entered in any court, state or Federal, having jurisdiction."

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers or representatives thereunto duly authorized as of the date first above written.

                         APPLE COMPUTER, INC.


                         By:___/s/ David A. Rogan___________
                            Name: David A. Rogan
                            Title: Assistant Treasurer

                         GOLDMAN SACHS INTERNATIONAL

                         By:___/s/ Gabrielle Petrie___________
                            Name: Gabrielle Petrie
                            Title: Associate Equity Derivatives







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